EXHIBIT (8)(c)(i)
                                   AMENDMENT


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The May 27, 1987  agreement  between  Oppenheimer  Variable  Account  Funds (the
"Fund"), Oppenheimer Management Corporation (OMC), and The Life Insurance Company of Virginia (LOV), as amended on September 1, 1987, is hereby amended as follows effective January 1, 1988.

The September 1, 1987 amendment is hereby deleted in its entirety.

The fifth paragraph of the agreement is deleted in its entirety and replaced by the following:

     WHEREAS, LOV desires to utilize shares of the Fund as one of the funding media of Life of Virginia Separate Account II, Life of Virginia Separate Account III, Life of Virginia Separate Account 4, and other separate accounts that may be established by LOV to support variable life insurance and variable annuity policies (the "policies") to be issued by LOV, hereinafter individually and/or collectively referred to as the "Account" or the "Accounts",

  The seventh paragraph of the agreement is deleted in its entirety and replaced by the following:


     WHEREAS, LOV represents and warrants that the aforementioned separate accounts have registered or will register as unit investment trusts under the Investment Company Act of 1940;

  Paragraph (a) of Section 13.2 is deleted in its entirety and replaced by the following:


          (a) withdrawing the assets allocable to any or all of the Accounts from the Fund (or any series of the Fund) and reinvesting such assets in a different investment medium, including another series of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected policyowners and, as appropriate, segregating the assets of any group voting in favor of segregation, or offering to affected policyowners the option of making such a change; and

  Section 13.3 So long as, and to the extent that the Securities and Exchange Commission interprets the Investment Company Act of 1940 to require pass-through voting privileges for variable policyowners, LOV will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Fund. LOV shall be responsible for assuring that the Accounts calculate voting privileges in a manner consistent with all other separate accounts investing in the Fund. With respect to each Account, LOV will vote shares of the Fund held by the Account and for which no timely voting instructions from policyowners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received.

IN WITNESS WHEREOF, LOV, the Fund and OMC have caused this amendment to be duly executed as of the date indicated above.



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                           Oppenheimer Variable Account Funds


                    By: /s/ ROBERT G. GALLI
                        --------------------
                           Robert G. Galli, Vice President


                           Oppenheimer Management Corporation

                    By: /s/ ROBERT G. GALLI
                        --------------------------------
                           Robert G. Galli, Executive Vice
                           President

                           The Life Insurance Company of Virginia

                    By: /s/ WILLIAM D. BALDWIN
                        ----------------------------------
                           William D. Baldwin, Senior Vice
                           President

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